Exhibit 99

         VISHAY REPORTS RESULTS FOR THE YEAR AND FOURTH QUARTER 2004

     MALVERN, Pa., Feb. 8 /PRNewswire-FirstCall/ --

     -- Year 2004 was our second best year operationally after the record year 2000 despite a disappointing Fourth Quarter

     -- Restructuring and alignment activities, which resulted in charges of approximately $75 million, were undertaken in 2004 to better position our operations for the future

     --   Report January 2005 book-to-bill of 1.1

     -- Cash balance at December 31, 2004 was $638 million up $82 million over last year

     Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE: VSH), announced today that sales for the year ended December 31, 2004 were $2,413,576,000 compared to sales of $2,170,597,000 for the year ended December 31, 2003. Net earnings for the year ended December 31, 2004 were $44,696,000 or $0.27 per diluted share, compared with net earnings for the year ended December 31, 2003 of $26,842,000 or $0.17 per diluted share.

     Sales for the quarter ended December 31, 2004 were $541,636,000, as compared to sales of $567,199,000 for the quarter ended December 31, 2003. Net loss for the quarter ended December 31, 2004 was $54,458,000 or $0.33 per diluted share, compared with net earnings for the quarter ended December 31, 2003 of $10,339,000 or $0.06 per diluted share.

     Earnings of $44,696,000 for the year ended December 31, 2004 were impacted by restructuring and severance costs of $47,250,000, by write-downs of fixed assets of $27,296,000, by write-downs of inventory on hand to market value of $400,000, by losses resulting from adjustments to previously existing purchase commitments of $16,613,000, and by a write-off of purchased in-process research and development (IPR&D) of $1,500,000 related to our acquisition of RFWaves, partially offset by a gain on settlement of a note receivable of $3,100,000. These items and their tax related consequences, net of a favorable tax settlement, had a negative $0.32 effect on earnings per diluted share. The year ended December 31, 2003 included charges for restructuring and severance costs of $28,546,000, a write-down of fixed assets of $1,014,000, a loss on extinguishment of debt of $9,910,000, a loss on previously existing purchase commitments of $11,392,000, and a write-down of tantalum inventories on hand to market value of $5,406,000, offset by a gain on an insurance claim of $33,906,000 resulting in a negative $0.11 effect on earnings per diluted share. In summary, earnings per diluted share for the year 2004 were $0.27 and the negative effect of all the above-mentioned items was $0.32 per diluted share.

     The net loss of $54,458,000 for the quarter ended December 31, 2004 was impacted by restructuring and severance costs of $40,193,000, by a write-down of fixed assets of $27,296,000, by write-downs of inventory on hand to market value of $400,000, and by losses resulting from adjustments to previously existing purchase commitments of $16,613,000. These items and their tax related consequences, net of a favorable tax settlement, had a negative $0.34 effect on earnings per diluted share. Earnings for the quarter ended December 31, 2003 were impacted by restructuring and severance costs of $10,302,000 and a write-down of tantalum inventories on hand to market value of $1,221,000, offset by a gain on an insurance claim of $3,545,000 resulting in a negative $0.03 effect on earnings per diluted share. In summary, the net loss per diluted share for the fourth quarter of 2004 was ($0.33) and the negative effect of the above-mentioned items was $0.34.

     Commenting on the results for the year and fourth quarter 2004, Dr. Paul stated, "In spite of a disappointing fourth quarter, the year ended December 31, 2004 was Vishay's second best operational year in its history. Sales for the full year of 2004 increased 11% as compared to 2003. Net earnings for 2004 and 2003 included restructuring, assets write-downs, inventory write- downs, losses resulting from purchase commitments, write-offs of purchased IPR&D, and certain one-time gains. Without these items, operational results more than doubled. We continued to shape the Company for the future by starting to expand critical capacities, by continuing cost reductions across the board and by introducing new products and processes. Our fourth quarter was a difficult one in terms of revenue and profits. We suffered from a severe drop in volume and selling prices. In addition, a planned inventory reduction contributed to lower profits."

     Dr. Paul continued, "We are looking ahead with confidence. For January 2005, we are happy to report a book-to-bill of 1.1 and we expect sales in the first quarter of 2005 to be in the range of $540 million to $560 million. In addition to the expected annual savings of $23 million due to the restructuring costs incurred in 2004, during 2005 we are implementing an aggressive program to reduce our fixed costs by $50 million. Gross margins for the first quarter of 2005 compared to the fourth quarter of 2004 should improve as a result of the above mentioned restructuring. Our financial position is strong and we are confident in the future prospects of the Company. We continued to generate cash from operations during 2004, and our cash position was $638 million at December 31, 2004."

     Commenting on the Company's merger and acquisition activities, Dr. Felix Zandman, Chairman of the Board and Chief Technical and Business Development Officer, stated, "We expect the acquisition of SI Technologies, Inc. to be finalized in the first half of 2005. I am pleased to note that the acquisitions of RFWaves and of the MIC division of Aeroflex have been successfully integrated. We anticipate increased M&A activities in the coming year. We strongly emphasize our new product introduction in all of our divisions and in particular, in our semiconductor activities. We will continue to seek investments in start-up companies with advanced technologies related to our product portfolio. Vishay will continue to focus and increase further its efforts in these areas."

     Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE
(VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.

     Statements contained herein that relate to the Company's future performance, including statements with respect to trends in revenues and bookings and the anticipated future benefits of the Company's product, acquisition and cost reduction strategies are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve, the availability of appropriate acquisition opportunities on terms that the Company considers attractive, difficulties in integrating acquired companies, difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, under-utilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries, difficulties in new product development, and other factors affecting the Company's operations, markets, products, services, and prices that are set forth in its December 31, 2003 Report on Form 10-K filed with the Securities and Exchange Commission. You are urged to refer to the Company's Form 10-K for a detailed discussion of these factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Management believes that stating the impact on net earnings of items such as restructuring and severance, write-downs of fixed assets, write-downs of inventory, losses on purchase commitments, and other items is meaningful to investors because its provides insight with respect to ongoing operating results of the Company.

     NOTE: A conference call to discuss fourth quarter and year ending financial results is scheduled for Tuesday, February 8, 2005 at 11:00 AM (EST). The dial-in number for the conference call is 800-553-0329 (612-332- 0923 if calling from outside the United States or Canada). The conference operator will require the following information in order to admit you into the call: Company Name:
Vishay Intertechnology, Inc. and Moderators: Vishay Executives. There will be a replay of the conference call from 2:30 PM (EST) on Tuesday, February 8, 2005 through 11:59 PM (EST) on Sunday, February 13, 2005. The telephone number for the replay is 800-475-6701 (320-365-3844 if calling from outside the United States or Canada). The access code is 766862.

     There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

                                                     Year Ended December 31,
                                                  -----------------------------
                                                      2004             2003
                                                  ------------     ------------
Net sales                                         $  2,413,576     $  2,170,597
Costs of products sold                               1,842,080        1,690,267
Loss on purchase commitments                            16,613           11,392
Gross profit                                           554,883          468,938
                                                          23.0%            21.6%

Selling, general, and administrative
 expenses                                              386,346          380,011
Purchased in-process research and
 development                                             1,500                -
Restructuring and severance costs                       47,250           28,546
Asset write-downs                                       27,296            1,014
Operating income                                        92,491           59,367
                                                           3.8%             2.7%

Other income (expense):

  Interest expense                                     (34,252)         (39,226)
  Loss on extinguishment of debt                             -           (9,910)
  Gain on insurance claim                                    -           33,906
  Minority interest                                    (11,592)          (8,056)
  Other                                                 11,778            2,289
                                                       (34,066)         (20,997)

Earnings before taxes                                   58,425           38,370

Income taxes                                            13,729           11,528

Net earnings                                      $     44,696     $     26,842


Basic earnings per share                          $       0.27     $       0.17

Diluted earnings per share                        $       0.27     $       0.17

Weighted average shares outstanding -
 basic                                                 163,701          159,631

Weighted average shares outstanding -
 diluted                                               165,938          160,443

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

                                                       Fiscal Quarter Ended
                                                           December 31,
                                                  -----------------------------
                                                      2004             2003
                                                  ------------     ------------

Net sales                                         $    541,636     $    567,199
Costs of products sold                                 439,753          442,533
Loss on purchase commitments                            16,613                -
Gross profit                                            85,270          124,666
                                                          15.7%            22.0%

Selling, general, and administrative
 expenses                                               93,776           96,274
Restructuring and severance costs                       40,193           10,302
Asset write-downs                                       27,296                -
Operating (loss) income                                (75,995)          18,090
                                                         -14.0%             3.2%

Other income (expense):

  Interest expense                                      (8,091)          (9,234)
  Gain on insurance claim                                    -            3,545
  Minority interest                                     (2,476)          (2,217)
  Other                                                  3,338            2,303
                                                        (7,229)          (5,603)

(Loss) earnings before taxes                           (83,224)          12,487

Income taxes                                           (28,766)           2,148

Net (loss) earnings                               $    (54,458)    $     10,339


Basic (loss) earnings per share                   $      (0.33)    $       0.06

Diluted (loss) earnings per share                 $      (0.33)    $       0.06

Weighted average shares outstanding -
 basic                                                 166,099          159,767

Weighted average shares outstanding -
 diluted                                               166,099          161,258

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(Unaudited - In thousands)

                                                  December 31,     December 31,
                                                     2004             2003
                                                  ------------     ------------
Assets
Current assets:
  Cash and cash equivalents                       $    637,782     $    555,540
  Accounts receivable, net                             351,710          368,087
  Inventories:
    Finished goods                                     155,195          171,447
    Work in process                                    150,738          154,532
    Raw materials                                      212,040          189,413
  Deferred income taxes                                 46,240           48,471
  Prepaid expenses and other current
   assets                                              136,286          143,610
Total current assets                                 1,689,991        1,631,100

Property and equipment, at cost:
  Land                                                  97,398          110,021
  Buildings and improvements                           428,829          375,178
  Machinery and equipment                            1,666,035        1,614,265
  Construction in progress                              75,974           85,169
  Allowance for depreciation                        (1,098,611)        (971,033)
                                                     1,169,625        1,213,600

Goodwill                                             1,429,193        1,466,714

Other intangible assets, net                           137,204          135,150

Other assets                                           227,182          119,796
     Total assets                                 $  4,653,195     $  4,566,360

Continues on following page.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets, continued
(Unaudited - In thousands)

                                                   December 31,    December 31,
                                                       2004           2003
                                                   ------------    ------------
Liabilities and stockholders' equity
Current liabilities:
  Notes payable to banks                           $      3,727    $     17,511
  Trade accounts payable                                131,889         158,182
  Payroll and related expenses                          131,128         111,842
  Other accrued expenses                                225,617         282,279
  Income taxes                                           29,631          10,112
  Current portion of long-term debt                          51           1,282
Total current liabilities                               522,043         581,208

Long-term debt less current portion                     752,145         836,606

Deferred income taxes                                    26,644          35,036

Deferred income                                          18,722          27,659

Other liabilities                                       234,801         248,652

Accrued pension and other
 postretirement costs                                   232,143         239,950

Minority interest                                        94,567          83,215

Stockholders' equity:

  Common stock                                           15,142          14,467
  Class B common stock                                    1,468           1,538
  Capital in excess of par value                      2,028,253       1,918,785
  Retained earnings                                     594,892         550,196
  Unearned compensation                                    (152)           (306)
  Accumulated other comprehensive
   income                                               132,527          29,354
                                                      2,772,130       2,514,034
                                                   $  4,653,195    $  4,566,360

     Contact:
     Richard N. Grubb, Executive
     Vice President and Chief Financial
     Officer or Robert A. Freece,
     Executive Vice President
     610-644-1300

SOURCE  Vishay Intertechnology, Inc.
    -0-                             02/08/2005
    /CONTACT: Richard N. Grubb, Executive Vice President and Chief Financial, or Robert A. Freece, Executive Vice President, both of Vishay Intertechnology, Inc., +1-610-644-1300/
    /Web site:  http://www.vishay.com /